US-DOCS\166734234.2 Duolingo, Inc. 5900 Penn Avenue Pittsburgh, PA 15206 Main Office: 412-567-6602 January 9, 2026 Gillian Munson Employment Terms Dear Gillian: Duolingo, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment in the exempt position of Chief Financial Officer, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor to the extent not materially inconsistent with your title and/or role. This offer is contingent on you being legally eligible to work in the U.S. Your start date will be no later than February 23, 2026 (the date you actually commence employment, the “Commencement Date”). You will report to Luis von Ahn, the Company’s CEO, and will be based in the Company’s New York City office with travel to our Pittsburgh headquarters regularly. You will be paid a base salary at the annual rate of $800,000, less payroll deductions and all required withholdings. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to required tax withholding and other authorized deductions). As an additional incentive to join the Company, subject to approval by the Board of Directors or its Compensation Committee, 30 days following the Commencement Date you will be granted under the Company’s 2021 Incentive Award Plan (the “Plan”) a number of restricted stock units (“RSUs”) determined by dividing $14,000,000 by the average closing trading price of the Company’s common stock over the 30 trading days immediately preceding the date of grant. The RSUs will vest as to 25% of the total number of RSUs on February 15, 2027 and as to 1/16th of the total number of RSUs quarterly thereafter, in each case, subject to continued employment with the Company. The RSUs will otherwise be subject to the terms and conditions of the Plan and the Company’s standard form of restricted stock unit agreement. Commencing in 2027 and each year thereafter, contemporaneously with annual equity awards made to other Company senior executives, you will receive market-level annual equity awards determined following the Compensation Committee’s review of similarly situated executives at a peer group of companies. Each such award is subject to your continued employment with the Company and currently expected to have a value of approximately $4 million. You shall be eligible to participate in the Company’s basic employment benefits generally available to all Company employees, as may exist now or in the future. You shall be Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

2 eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other employees of the Company. Details about these benefits will be provided and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. During your employment, you will be a full-time employee of the Company and will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. Notwithstanding the foregoing, you may, during your employment with the Company: (i) serve as Director for Phreesia, Inc.; and (ii) with the Company’s written approval, serve on any boards of any entities that do not compete with the Company, in each case of (i) and (ii), as long as such activities do not interfere with the performance of your duties hereunder or otherwise conflict with the interests of the Company, in each case, as may be determined by the Board, in its sole discretion. As a condition of employment, you will be required to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. By signing below, you represent that, to the best of your knowledge, your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would knowingly violate any such duty. Notwithstanding any of the above, your employment with the Company is “at will.” This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company. In connection with your commencement of employment, you will be entitled to enter into a Change in Control and Severance Agreement, substantially in the form attached as Exhibit B (the “Severance Agreement”). In addition, the indemnification agreement entered into between you and the Company (the “Indemnification Agreement”) will remain in full force and effect while serving as the Company’s Chief Financial Officer and thereafter to the extent provided therein. If you accept this offer, this letter, collectively with the Proprietary Information and Invention Assignment Agreement, the Indemnification Agreement and the Severance Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

3 Assignment Agreement, Indemnification Agreement or Severance Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement, Indemnification Agreement or Severance Agreement that may have been made to you are expressly cancelled and superseded by this offer. Please sign and date this letter, and return it to me by January 10, 2026 if you wish to accept employment at the Company under the terms described above. We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely, DUOLINGO, INC. By: Luis von Ahn President & Chief Executive Officer Accepted by: Gillian Munson ___________________________ Date: ______________________ Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2 1/9/2026

Exhibit A Proprietary Information and Invention Assignment Agreement Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

1 PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT As a condition of my employment by Duolingo, Inc., a Delaware corporation, together with any of its successors or assigns (collectively, the “Company”), and in consideration of my entering into an employment relationship with the Company and my receipt of the compensation paid to me by the Company, I agree to the following: 1. Proprietary Information (a) Company Information. I acknowledge and agree that during the term of my employment with the Company and thereafter I shall not use, except for the benefit of the Company, and shall not disclose to any third party any Proprietary Information (as defined below) except as necessary to perform my responsibilities for the Company and in each case pursuant to confidentiality agreements at least as protective of such information as this Agreement. “Proprietary Information” means any information that the Company treats or considers as proprietary or confidential, including Inventions, Third Party Information, Records (as each such term is defined below), research plans and results, unreleased products and services, supplier lists, customer lists, prices, costs and other financial information, market analyses, technical notebooks, manuals and documentation, development plans, marketing and business plans, agreements with third parties, budgets, human resources data, information regarding the skills and compensation of Company employees and contractors, and other non-public information regarding the Company available to me or developed by me during the term of my employment with the Company. I further acknowledge that as between the Company and me all Proprietary Information, and all improvements or modifications thereto, is and shall be owned exclusively by the Company. (b) Former Employer Information. I represent that my performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to me before or after the commencement of my employment with the Company. I will not disclose to the Company, use in the performance of my work for the Company, or induce the Company to use, any Inventions (as defined below), confidential or proprietary information, or other material belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights. (c) Third Party Information. I understand that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information (“Third Party Information”) and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party. (d) Unauthorized Use or Disclosure. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information. Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

2 2. Inventions (a) Definition of Inventions. For purposes of this Agreement, “Inventions” means all inventions, methods, processes, works of authorship, ideas, concepts, know-how, and trade secrets, whether or not patentable or registrable under copyright or similar laws, including: software (in any form including source code and object code), algorithms, application programming interfaces (APIs), apparatus, circuit designs and assemblies, technical and business data, databases and data collections, designs, diagrams, documentation, Records, drawings, flow charts, formulae, gate arrays, materials, development plans, designs and brand elements, models, network configurations and architectures, photomasks, procedures, protocols, schematics, semiconductor devices, specifications, subroutines, techniques, test vectors, tools, user interfaces, developments and derivative works with respect to any of the foregoing, and any other forms of technology. (b) Assignment of Inventions. I hereby assign to the Company, or its designee, all right, title and interest throughout the world in and to any and all Inventions that I conceive, make, or reduce to specific form or have conceived, have made, or have reduced to specific form, either alone or jointly with others, during the period of my employment by the Company (collectively, “Employment Inventions”). (c) Disclosure of Inventions. I will promptly disclose to the Company all Employment Inventions. (d) Certain Prior Inventions. The term “Prior Inventions” shall mean any Inventions which I have, alone or jointly with others, conceived, developed or reduced to specific form or caused to be conceived, developed or reduced to specific form prior to the commencement of my employment with the Company that relate to the current or planned conduct of the Company. To preclude any possible uncertainty over whether an Invention is a Prior Invention or an Invention that is assigned to the Company under Section 2(b), I have set forth on Exhibit A a complete list of all Prior Inventions that I consider to be in whole or in part owned by me or by a third party and that I wish to clarify are not assigned to the Company under Section 2(b) of this Agreement. If full disclosure of any such Prior Invention on Exhibit A would cause me to violate any prior confidentiality agreement with a former employer or other third party, I understand that I am to describe such Prior Invention in Exhibit A at the most specific level possible without violating any such prior confidentiality agreement. Without limiting my obligations under Section 1(b) or the representations under Section 3, if I use or have used a Prior Invention in the course of my employment or incorporate or have incorporated a Prior Invention in any product, service or other offering of the Company, I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to make, use, sell, import, reproduce, distribute, modify, display, perform and sublicense such Prior Invention for the purpose of developing, manufacturing, marketing, selling, supporting, and distributing Company products, services, and other Company offerings worldwide either directly or through multiple tiers of distribution. (e) Records. I agree to keep and maintain adequate and current written records with respect to all Employment Inventions (“Records”). The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. (f) Assistance. I agree to take all actions requested by the Company and to otherwise cooperate with and assist the Company or its designee as necessary to obtain, perfect and enforce Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

3 the Company’s rights in the Employment Inventions, including any proprietary rights relating thereto, in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of applications, specifications, oaths, assignments, recordations, and other instruments (collectively, “Instruments”) which the Company shall deem necessary in order to apply for, obtain, perfect, maintain, enforce, license or transfer such rights and in order to assign and convey to the Company, its successors, assigns and designees the sole and exclusive right, title and interest in and to the Employment Inventions, including any proprietary rights relating thereto. I further agree that my obligation to cooperate with the Company and to execute Instruments as described in this section shall continue after the termination of my employment with the Company for any reason and that the Company shall compensate me at a reasonable rate for the time actually spent by me at the Company’s request with respect to such cooperation after the termination of my employment. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute and file any Instruments and to do all other lawfully permitted acts to further the application for, registration, prosecution, perfection, issuance, maintenance or transfer of patents, copyrights, and other proprietary rights with the same legal force and effect as if originally executed by me, which designation the Company shall exercise if the Company is unable because of my mental or physical incapacity, unavailability, or other reason to secure my signature on any instrument as described in this section. I hereby waive and irrevocably assign to the Company any and all claims which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company under this Agreement. (g) Works for Hire. I acknowledge that all original works of authorship which are made by me or have been made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). 3. Representations and Covenants. I represent and warrant that: (a) I am not obligated under any consulting agreement, employment agreement, or other agreement or obligation that conflicts with, or would prevent me from fully performing my obligations under, this Agreement, including my obligation to assign all rights to all Employment Inventions to the Company pursuant to Section 2(b), and I shall not enter into any such agreement or obligation during the period of my employment by the Company; (b) there is no action, investigation, or proceeding pending or threatened, or any basis for any of the foregoing known to me, involving my prior employment, my prior work for third parties as an independent contractor, or my use of any information or Inventions of any former employer or third party; and (c) the performance of my duties under this Agreement and my duties as an employee of the Company will not breach, or constitute a default under, any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired prior to my employment with the Company. 4. Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, reproduce or deliver to any third party) any and all Proprietary Information, Inventions, and other documents or property, or reproductions of any of the foregoing that belong to the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

4 5. Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this agreement. 6. Restricted Activities. For the purposes of this Section 6, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”). (a) Definitions. “Any Capacity” includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Business Partner” means any past, present customer, vendor, supplier, distributor or other business partner of the Company with which I have contact and solicited the business or patronage of for the Company during my employment. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). “Solicit” means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company. (b) Acknowledgments. I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success. (c) As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a “Competing Business”). (d) After Termination. For the period of 12 months immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within the State of Pennsylvania, the rest of the United States, or anywhere else in the world. The foregoing time frames shall be increased by the period of time from the commencement of any violation of the foregoing provisions until such time as I have cured such violation. (e) Enforcement. I understand that the restrictions set forth in this Section 6 are intended to protect the Company’s interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 6 are deemed Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

5 invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included. 7. Additional Activities. I agree that during the period of my employment by the Company I will not engage in any employment or business activity other than for the Company except as may be provided in a written agreement between me and an authorized officer of the Company. 8. Employment At Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, without cause. I understand that the duration and other terms and conditions of my employment with the Company will be governed by this paragraph and that this paragraph constitutes the entire agreement, arrangement, and understanding between me and the Company on these subject matters and supersedes any prior or contemporaneous agreement, arrangement, and understanding on this subject matter. This at-will status of my employment relationship with the Company will remain in effect throughout my employment with the Company unless such status is modified by a written agreement signed by both an authorized officer of the Company and me which expressly alters such status. 9. General Provisions. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania. The term “including” and its variants when used herein mean “including.” This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof. [Signature Page Follows] Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

6 The parties have executed this Agreement on the respective dates set forth below. COMPANY DUOLINGO, INC. Signature: By: Luis von Ahn President & Chief Executive Officer Date: Address: 5900 Penn Avenue, 2nd floor Pittsburgh, PA 15206 EMPLOYEE Gillian Munson Signature: Date: Address: _________________________ _________________________ _________________________ Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

7 Exhibit A Prior Inventions ___ No prior inventions ___ Yes, I have prior inventions. Additional sheets attached Signature of Employee: Gillian Munson Date: Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

Exhibit B Change in Control and Severance Agreement Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

US-DOCS\166734612.2 DUOLINGO, INC. CHANGE IN CONTROL AND SEVERANCE AGREEMENT This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Gillian Munson (“Executive”) and Duolingo, Inc. (the “Company”) effective as of [February 23, 2026] (the “Effective Date”). R E C I T A L S A. The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event. B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders. C. The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event. D. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below. The parties hereto agree as follows: 1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. 2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. 3. Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates (a “Release of Claims”) in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-2- US-DOCS\166734612.2 Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following: (a) Severance. Executive shall be entitled to receive a severance payment equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to the Termination Date payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable. (b) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents during the period (the “Non-CIC COBRA Period”) from the Termination Date through the earlier of (i) the twelve (12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. 4. Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers a Release of Claims in a commercially reasonable form delivered to Executive by the Company within ten (10) days following the Termination Date that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following: (a) Severance. Executive shall be entitled to receive an amount equal to the sum of (i) twelve (12) months of Executive’s annual base salary and (ii) a pro-rated portion of Executive’s target annual bonus, if applicable, assuming achievement of performance goals at target, with pro- ration determined based on the number of days in the performance period that have lapsed as of the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable. (b) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents during the period (the “CIC Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-3- US-DOCS\166734612.2 COBRA Period”) from the Termination Date through the earlier of (i) the twelve (12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) ); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. (c) Equity Awards. Except as otherwise provided in an individual equity award agreement, each outstanding and unvested equity award, including, without limitation, each stock option, restricted stock unit award and restricted stock award, held by Executive that vests based solely on continued services shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of that number of unvested shares underlying Executive’s equity awards as of the Termination Date. Notwithstanding anything in this Section 4 to the contrary, in the event the Company fails to deliver to Executive a commercially reasonable form of Release of Claims within ten (10) days following the Termination Date, the requirement to timely deliver a Release of Claims under this Section 4 shall be deemed satisfied. 5. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation. 6. Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations. 7. Other Terminations. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination, then Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-4- US-DOCS\166734612.2 Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law. 8. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. 9. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings: (a) Cause. “Cause” means (i) Executive’s willful, material breach of a material provision of a written agreement with the Company that remains uncured more than thirty (30) days after the Company’s delivery of written notice thereof to Executive, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude, (iii) Executive’s willful participation in a fraud, act of material dishonesty or misappropriation or similar conduct that causes material harm to the Company or (iv) Executive’s willful conduct that is materially injurious to the Company or its affiliates or subsidiaries, monetarily or otherwise. For the purposes hereof, conduct will not be considered “willful” unless it is done intentionally, without the good faith belief that such conduct was in the best interests of the Company or its affiliates or subsidiaries. (b) Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Company’s 2021 Incentive Award Plan. (c) Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control. Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-5- US-DOCS\166734612.2 (d) Constructive Termination. “Constructive Termination” means Executive’s resignation from employment with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s job responsibilities or duties inconsistent in any material respect with Executive’s position, authority or responsibilities in effect immediately prior to such change; (iii) Executive no longer reports directly to the Company’s Chief Executive Officer or the Board; (iv) other than as a result of a change in work from home orders, a relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles; or (v) the failure by any successor entity or corporation following a Change in Control to assume the obligations under this Agreement. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the condition giving rise to such resignation continues uncured by the Company more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period. (e) Covered Termination. “Covered Termination” means Executive’s Constructive Termination or the termination of Executive’s employment by the Company other than for Cause. (f) Termination Date. “Termination Date” means the date Executive experiences a Covered Termination. 10. Successors. (a) Company’s Successors. Except as set forth above, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law. (b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. 11. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer. Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-6- US-DOCS\166734612.2 12. Confidentiality; Non-Disparagement. (a) Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to Executive’s Proprietary Information and Invention Assignment Agreement with the Company (the “Confidential Information Agreement”). (b) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 12(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency. 13. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in Allegheny County, Pennsylvania through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and Pennsylvania law. A link to the current JAMS employment arbitration rules follows: https://www.jamsadr.com/rules-employment-arbitration/english. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration. 14. Miscellaneous Provisions. (a) Section 409A. (i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 14(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-7- US-DOCS\166734612.2 Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement. (ii) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. (iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. (iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. (c) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding same, whether written or written, including, without limitation, any severance or change in control benefits in Executive’s offer letter agreement or employment agreement or previously approved by the Board. (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-8- US-DOCS\166734612.2 (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. (Signature page follows) Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2

-9- US-DOCS\166734612.2 IN WITNESS WHEREOF, each of the parties has executed this Change in Control and Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below. DUOLINGO, INC. By: Title: Date: EXECUTIVE Gillian Munson Date: Docusign Envelope ID: 94ADCEEA-0929-47E6-8623-4AAE46C35BB2